UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2021

Humacyte, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39532	85-1763759
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

2525 East North Carolina Highway 54 Durham, NC	27713
(Address of principal executive offices)	(Zip code)

(919) 313-9633

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	HUMA	The Nasdaq Stock Market LLC
Redeemable Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50	HUMAW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 23, 2021, Humacyte, Inc. (the “Company”) and Jeffrey H. Lawson, M.D., Ph.D., the Company’s Chief Surgical Officer, mutually agreed to end Dr. Lawson’s employment with the Company, effective December 31, 2022 (the “Separation Date”). Dr. Lawson also resigned from the Company’s board of directors, effective as of the Separation Date. Dr. Lawson’s departure is not the result of any disagreement with the Company with respect to any matter relating to the Company’s operations, policies or practices.

Pursuant to an executive separation and release agreement (the “Separation Agreement”) between the Company and Dr. Lawson, Dr. Lawson is eligible to receive severance benefits consistent with those set forth in Dr. Lawson’s employment agreement, dated as of June 19, 2018, as amended. In addition, the Separation Agreement provides that the exercise period for any stock options held by Dr. Lawson that are vested through the Separation Date will be extended through November 26, 2022. The Separation Agreement includes a customary release of claims by Dr. Lawson in favor of the Company.

The Separation Agreement supersedes and replaces all other severance arrangements between Dr. Lawson and the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUMACYTE, INC.

Date: December 27, 2021	By:	/s/ Laura E. Niklason
		Name:	Laura E. Niklason
		Title:	President and Chief Executive Officer

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